Exhibit 99.1

FOR IMMEDIATE RELEASE

NEULION REPORTS Q2 2009 RESULTS

PLAINVIEW, NY – August 12, 2009 – NeuLion, Inc. (TSX:NLN) (the “Company”), an end-to-end IPTV service provider of live and on-demand sports, international and variety programming over the Internet, today announced results for the quarter ended June 30, 2009 (all amounts are in U.S. dollars).

On June 4, 2009, NeuLion, Inc. changed its name to NeuLion USA, Inc. (“NeuLion USA”).  On July 13, 2009, JumpTV Inc. changed its name to NeuLion, Inc. (“NeuLion”).  In conjunction with the name change, the stock symbol was changed from “JTV” to “NLN.”

The results for the three and six months ended June 30, 2009 are as follows (1):

Three months ended June 30, 2009 compared to June 30, 2008:

•                 Revenue was $6.5 million for the second quarter of 2009 compared to $3.0 million in the same period in 2008, marking a year over year increase of 117%.

•                 The net loss was $4.9 million (including $1.7 million of non-cash charges(2)) or $0.04 per share basic and diluted for the second quarter of 2009 compared to $1.5 million (including $0.8 million of non-cash charges(2)) or $0.04 per share basic and diluted for the same period in 2008.

Six months ended June 30, 2009 compared to June 30, 2008:

•                 Revenue was $13.0 million for the six months ended June 30, 2009 compared to $4.9 million in the same period in 2008, marking a year over year increase of 165%.

•                 The net loss was $10.7 million (including $3.5 million of non-cash charges(2)) or $0.10 per share basic and diluted for the six months ended June 30, 2009 compared to $3.0 million (including $1.4 million of non-cash charges(2)) or $0.07 per share basic and diluted for the same period in 2008.

(1)        The revenue and net loss for the three months and six months ended June 30, 2008 reflect the results of operations of NeuLion USA, the accounting acquirer, prior to the merger between NeuLion USA and NeuLion on October 20, 2008.

(2)        Non-cash charges consist of depreciation and amortization, stock based compensation, unrealized loss on derivative and equity losses in affiliate.

As of June 30, 2009, the Company had $17.7 million in cash and cash equivalents.

About NeuLion

Based in Plainview, NY, Sanford, Florida and Toronto, Ontario, NeuLion (TSX:NLN) works with content partners to develop end-to-end solutions for multimedia IPTV services. The NeuLion IPTV Platform encodes, delivers, stores and manages an unlimited range of multimedia content and the Operational Support System (OSS) maintains all billing and customer support services. Content partners are responsible for content aggregation and the sales and marketing for the individual IPTV service. The Company ranks as a world leader in customer/partner relationships with sports and international television content partners including, in sports, the NHL, the NFL, NCAA Division I schools and conferences and, in respect to international television aggregators and networks, KyLinTV (Chinese), ABS-CBN (Filipino), Talfazat (Arabic), TV-Desi (South Asian) and Sky Angel (Christian). Customer/partner content can be viewed by way of Internet on PCs and on the television through the Company’s IPTV set top box.

Forward-Looking Statements

Certain statements herein are forward-looking statements and represent NeuLion’s current intentions in respect of future activities. These statements, in addressing future events and conditions, involve inherent risks and uncertainties. Forward-looking statements can by identified by the use of the words “will,” “expect,” “seek,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” and “intend” and statements that an event or result “may,” “will,” “can,” “should,” “could,” or “might” occur or be achieved and other similar expressions. Forward-looking statements involve significant risk, uncertainties and assumptions. Many factors could cause actual results, performance or achievements to differ materially from the results discussed or implied in the forward-looking statements. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this release are based upon what management believes to be reasonable assumptions, the Company cannot assure readers that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this release and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required by law.  Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including: the integration of the businesses of NeuLion and NeuLion USA, our continued relationships with our channel partners, general economic and market segment conditions, competitor activity, product capability and acceptance, rates, technology changes and international risk and currency exchange.  More specific risks include that the merged entity will not be able to realize some or all of the expected synergies due to incompatibilities in the merging businesses, the inability of management to bring about such synergies or a changing business environment rendering such synergies inadvisable or uneconomical. After integrating the businesses the suite of service offerings may not perform as expected if shifting demand moves in a direction away from the expected business model of the merged entity, if competitors are able to take market share away from the merged entity or if changing technology adversely impacts the merged businesses. In addition, while the Company expects its content partners and those of NeuLion USA to continue and expand their relationship with the merged entity, there can be no assurance that such relationships will continue as expected, or at all.  More detailed assessment of the risks that could cause actual results to materially differ from current expectations is contained in the “Risk Factors” section of the Company’s 2008 annual MD&A and AIF filed on www.sedar.com and Registration Statement on Form 10, as amended, available on www.sec.gov.

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Press Contact:

Jennifer Powalski

Corporate Communications

516-622-8334

jennifer.powalski@neulion.com

Investor Relations Contact:

G. Scott Paterson

Vice Chairman

416-368-6464

scott.paterson@neulion.com